UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 12, 2014 (August 12, 2014)

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 12, 2014, Caesars Entertainment Operating Company, Inc. (“CEOC”) and Caesars Entertainment Corporation (“CEC”) announced that they have reached an agreement (the “Note Purchase and Support Agreement”) with certain holders (the “Holders”) of CEOC’s outstanding 6.50% Senior Notes due 2016 (“2016 Notes”) and 5.75% Senior Notes due 2017 (“2017 Notes” and, together with the 2016 Notes, the “Notes”) in connection with a private refinancing transaction (the “Transaction”), pursuant to which, among other things, (i) such Holders, representing $237.8 million aggregate principal amount of the Notes and greater than 51% of each class of the Notes that are held by non-affiliates of CEC and CEOC, have agreed to sell to CEC and CEOC an aggregate principal amount of approximately $89.4 million of the 2016 Notes and an aggregate principal amount of approximately $66.0 million of the 2017 Notes, (ii) CEC has agreed to pay such Holders a ratable amount of $77.7 million of cash in the aggregate, (iii) CEOC has agreed to pay such Holders a ratable amount of $77.7 million of cash in the aggregate, (iv) CEOC has agreed to pay such Holders accrued and unpaid interest in cash and (v) CEC has agreed to contribute no less than $393 million aggregate principal amount of the Notes to CEOC for cancellation. Upon the closing of the Transaction, CEOC expects that its indebtedness would decrease by approximately $548.4 million.

Pursuant to the Note Purchase and Support Agreement, certain of the Holders have also (i) agreed to consent to amendments (the “Indenture Amendments”) to the terms of the indentures that govern the Notes and to amendments (the “Notes Amendments”) to a ratable amount of approximately $82.4 million face amount of the Notes held by such Holders (the “Amended CEOC Notes”) and (ii) agreed that for the period from the closing date of the Transaction until the earlier of (1) the 181st day after the closing date of the Transaction and (2) the occurrence of a “credit event” within the meaning of Section 4.2 (Bankruptcy) or 4.5 (Failure to Pay) of the 2003 ISDA definitions, such Holders will consent or approve a restructuring of Notes and Amended CEOC Notes on the terms described below and, subject to certain exceptions, will not transfer their Amended CEOC Notes except to a transferee that agrees to be bound by such agreement. The Indenture Amendments include (A) a consent to the removal and acknowledgement of the termination of the CEC guarantee within the indenture governing the Notes and (B) a modification to the covenant restricting disposition of “substantially all” of CEOC’s assets to measure future asset sales based on CEOC’s assets as of the date of the amendment. The Notes Amendments include provisions that holders of the Amended CEOC Notes will be deemed to consent to any restructuring of Notes and Amended CEOC Notes so long as holders have consented thereto that hold at least 10% of the outstanding 2016 Notes and 2017 Notes, as applicable (in each case, not including the Amended CEOC Notes or any Notes held by affiliates of CEOC), the restructuring solicitation is no less favorable to any Holder of Amended CEOC Notes than to any holder of Notes, and certain other terms and conditions are satisfied. The Proposed Indenture Amendments and the Proposed Notes Amendments would not become operative until the closing of the Transaction.

In connection with the Transaction, CEOC and CEC also agreed that if no restructuring of CEOC is consummated within 18 months of the closing of the Transaction, subject to certain conditions, CEC will be obligated to make an additional payment to CEOC of $35 million.

The Transaction is subject to customary conditions, and may not occur as described or at all.

This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: August 12, 2014	By:	/S/ SCOTT E. WIEGAND
	Name:	Scott E. Wiegand
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary